Exhibit 99.1

Tasty Baking Company Appoints David J. West of Hershey Foods
Corporation to Board of Directors

    PHILADELPHIA--(BUSINESS WIRE)--Dec. 8, 2003--Tasty Baking Company (NYSE:TBC) announced today the appointment of David J. West (40) to its Board of Directors. Mr. West was elected at the Board's meeting on December 5, 2003. Mr. West is Senior Vice President, Sales, at Hershey Foods Corporation, where he leads the company's sales organization.
    David J. West is well known and respected in the packaged goods industry and brings with him significant and relevant financial and sales experience. Prior to his position as Senior Vice President, Sales at Hershey, he served Hershey as Senior Vice President, Business Planning and Development.
    Before joining Hershey, Mr. West was Senior Vice President/Chief Financial Officer, Nabisco Biscuit and Snacks Group, with responsibility for leading the financial function of Kraft Foods' biscuits, confections and salty snacks businesses, a $6 billion group. Mr. West worked with Nabisco for 14 years before joining Hershey in May 2001.
    Dave West said, "I grew up on Tastykakes in my lunch every day. Having the opportunity to work with this company by serving on its Board is personally very gratifying. I know how powerful this brand is and I look forward to assisting in the brand's revitalization."
    Jim Ksansnak, Chairman of Tasty Baking Company's Board of Directors, said, "It is important that we keep Tasty Baking Company moving forward by bringing in respected industry leaders with the right experience and Dave has tremendous packaged goods experience. I look forward to working with him and together taking an active role in the turnaround of Tasty Baking Company."
    Charles P. Pizzi, President and CEO of Tasty Baking Company, said, "Attracting Jim Ksansnak, former Vice Chairman and CFO of Aramark, was a first step in strengthening our Board of Directors. Dave is our next step. His experience will provide additional depth to our decision-making process. His appointment to the Board reflects our continued commitment to delivering on each aspect of our transformation plan, in particular our dedication to bringing in the right people and building brand awareness. I welcome Dave's addition to our Board and look forward to working closely with him."
    Tasty Baking Company (NYSE:TBC), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country's leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States from the company website or by calling 1-800-33-TASTY.

    Except for historical information contained herein, the matters discussed are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially. There are a number of factors that may cause actual results to differ from these forward-looking statements, including the success of marketing and sales strategies and new product development, the price of raw materials, and general economic and business conditions. Other risks and uncertainties that may materially affect the Company are provided in the Company's reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission from time to time. Please refer to these documents for a more thorough description of these and other risk factors.

    CONTACT: Tasty Baking Company, Philadelphia
             Mary C. Borneman, 215-221-8537
             mary.borneman@tastykake.com
                 or
             David S. Marberger, 215-221-8500